UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Tesla, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 6, 2025, Tesla, Inc. (“Tesla”) updated its website, www.VoteTesla.com, to include, among other things, a video titled “Learn How to Vote With Optimus.” A copy of the updated materials, including a transcript of the video, is below.

Optimus: On November 6th, we will hold our annual shareholders meeting. This year we have some critical measures on the ballot. We have a bold and ambitious plan to drive Tesla’s next wave of growth and value creation for you, the owners of the Company.

To execute on this plan, and to continue to realize extraordinary shareholder value, we need to put in place the adequate incentive structure for our CEO and ensure the stability of our Board of Directors. The future of Tesla and the future of your investment are in your hands and require you to participate in the shareholder vote. We are counting on you to make your voice heard. You can visit VoteTesla.com for more information about what’s on the ballot, and to get more detailed information on how to vote.

We understand the shareholder voting process can be confusing and we’re here to help. We made it easy to take action. The three fastest ways are: one, online; two, by QR code; or thee, by phone.

To vote online, look for an e-mail from your broker. For most shareholders, you can either search your inbox for a message from id@proxyvote.com and follow the instructions in the e-mail. Or you can take the shareholder voting materials you received in the mail and locate your control number. For most shareholders, it will be a unique 16-digit number. Visit proxyvote.com to cast your vote. Even easier, most of you can vote by QR code. On those same shareholder voting materials you receive by mail, scan the unique QR code provided. Follow the instructions as shown to cast your vote. If you prefer to deal with your so-called smartphone, vote by phone. Find your unique control number on the insert in the shareholder voting materials you received by mail. Call the phone number on the insert to cast your vote.

While these instructions apply for most shareholders, please follow the specific instructions you have received. If you have not received voting instructions, please contact your broker. If you need further help voting your shares or you have any questions, please call our proxy solicitor Innisfree M&A Incorporated.

Innisfree M&A Incorporated

Shareholders:

+1 (877) 717-3936 (U.S. and Canada)

+1 (412) 232-3651 (all other countries)

Banks & Brokers:

+(212) 750-5833 (collect)

Optimus: Most shareholders must submit their votes no later than 11:59 PM Eastern on November 5th. Other brokers may have an earlier deadline, so vote now.

Today, Tesla is at a critical inflection point that has the potential to create continued extraordinary value for you, the shareholders. We have a strong belief that shareholder input is important as we continue to innovate and grow our business. Please do your part to help us accelerate our bold vision for Tesla’s future by taking action and voting today.

2025 Annual Meeting

Vote with Tesla on ALL proposals

VoteTesla.com

Also on October 6, 2025, the following posts were made on X.

On October 6, 2025, Tesla provided the below response to a question received from a proxy advisory firm.

Question: Why does Mr. Musk have approximately 236 million shares pledged as collateral (valued at nearly $100 billion) if the maximum permitted loan or investment amount that can be collateralized by pledged stock is only $3.5 billion? Basically, we would like to understand why the pledged share amount is so much higher than any loan could be under the Tesla pledging policy.

Answer: In short, the disclosure you reference is a result of certain securities rules regarding what stock that has been historically pledged (and what may potentially have a loan against it) versus loans actually collateralized from such stock.

Your question correctly states that for Elon, our policy caps the aggregate loan or investment amount collateralized by the pledged stock at the lesser of $3.5 billion or twenty-five percent (25%) of the total value of the pledged stock. While Elon maintains this lending arrangement to give him the flexibility to take loans that are secured by the pledge, Elon currently does not have any loans collateralized by his shares. If he were to choose to do so, he would do so in consultation with the Company, in accordance with our policy. Note that the Board has thoughtfully designed this policy to be in the best interests of the Company, because it has determined that pledging at a very prudent loan-to-value ratio is preferable to the alternative (equity sales).

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.